Exhibit 4.2

AMENDMENT TO GRID NOTE

This Amendment (this “Amendment”), dated as of April 14, 2023 (the “Amendment Effective Date”), is entered into by and between Invea Therapeutics, Inc., a Delaware corporation (the “Payor”), and InveniAl LLC, a Delaware limited liability company (the “Payee”). This Amendment amends that certain Grid Note, dated as of November 24, 2021, by and between Payor and Payee (as it may be further amended, supplemented or modified from time to time, the “Note”). Capitalized terms used herein and not otherwise defined herein shall have the meaning assigned to such terms in the Note.

RECITALS

A.            On the terms and subject to the conditions set forth herein, Payor and Payee desire to amend the Note to extend the maturity date and to revise the terms governing acceleration of the Note, each as further set forth below.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and the mutual agreements contained herein, the parties agree as follows:

1.            Amendments. The third paragraph of the Note shall be removed and replaced in its entirety with the following:

“The entire balance of principal and accrued interest thereon shall be due and payable on the earlier to occur of (i) December 31, 2023 or (ii) consummation of financing with aggregate proceeds of at least TWENTY FIVE MILLION DOLLARS ($25,000,000), excluding indebtedness and the conversion of this Note, and with the principal purpose of raising capital (the “Financing Trigger”). For the avoidance of doubt, the Financing Trigger shall be in addition to the cumulative purchase of $280,000 of common stock by founders of the Company.”

2.            No Other Amendments or Waivers. Except for the amendments expressly set forth in this Amendment, the Note shall remain unchanged and in full force and effect. The amendments set forth in this Amendment will be deemed effective as of the Amendment Effective Date. On and after the Amendment Effective Date, each reference in the Note to “this Note,” “hereunder,” “hereof,” “herein,” or other words of like import, and each reference to the Note in any other agreements, documents, or instruments executed or delivered pursuant to, or in connection with, the Note or this Amendment, will mean and be a reference to the Note as amended by this Amendment.

3.            Counterparts. This Amendment may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery of an executed counterpart signature page to this Amendment by electronic mail in portable document format (.pdf) or other electronic transmission has the same effect as delivery of an executed original of this Agreement.

(Signatures on following page)

IN WITNESS WHEREOF, Payor and Payee have executed this Amendment as of the date first set forth above.

INVEA THERAPEUTICS, INC.

By:	/s/ Michael Aiello
Name:	Michael Aiello
Title:	Chief Financial Officer

INVENIAI LLC

By:	Krishnan Nandabalan
Name:	Krishnan Nandabalan
Title:	Chief Executive Officer